Exhibit 10.1

KUBIENT, INC.
EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into by and between Mitchell Berg (the “Executive”) and Kubient, Inc. (the “Company”) (each, a “Party” and collectively, the “Parties”), dated as of November 24, 2021 and effective as of the Effective Date (as defined below).

RECITALS

A.         The Company desires to assure itself of the services of Executive by engaging Executive to perform services under the terms hereof.

B.         Executive desires to provide services to the Company on the terms herein provided commencing on November 29, 2021, the date Executive actually commenced employment with the Company (the “Effective Date”).

C.          Certain capitalized terms used in this Agreement are defined in Section 11 below.

In consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.           Employment

(a)         General. The Company shall employ Executive as a full-time employee of the Company effective as of the Effective Date for the period and in the position set forth in this Section 1, and upon the other terms and conditions herein provided. Executive’s employment with the Company will be “at-will,” meaning that Executive or the Company may terminate Executive’s employment at any time and for any reason or no reason, with or without Cause. The “at-will” relationship of Executive’s employment may only be changed pursuant to an express written agreement executed by the Chief Executive Officer (“CEO”) and Executive.

(b)         Term. The term of employment pursuant to this Agreement shall commence on the Effective Date and will continue until terminated as provided in Sections 3 and 4 herein (the “Term”).

(c)       Position and Duties. Effective on the Effective Date, Executive: (i) shall serve as the Chief Technology Officer for the Company, with responsibilities, duties set forth in Job Description Exhibit , shall report directly to the CEO; and (ii) agrees promptly and faithfully to comply with all present and future policies, requirements, directions, requests and rules and regulations of the Company in connection with the Company’s business.

(d)       Location. Executive shall be based at Company’s headquarter office in New York, NY except for such travel as may be necessary to fulfill Executive’s duties and responsibilities.

(e)         Exclusivity. Except with the prior written approval of the Board (which the Board may grant or withhold in its sole and absolute discretion), Executive shall devote Executive’s entire working time, attention and energies to the business of the Company and shall not (i) accept any other employment or consultancy, (ii) serve on the board of directors or similar body of any other entity, or (iii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place Executive in a competing position to, that of the Company or any of its subsidiaries or affiliates. Notwithstanding the foregoing, Executive may devote reasonable time to unpaid activities such as supervision of personal investments and activities involving professional, charitable, educational, religious, civic and similar types of activities, speaking engagements and membership on committees; provided, such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement, violate the Company’s standards of conduct then in effect or raise a conflict under the Company’s conflict of interest policies.

2.           Compensation and Related Matters

(a)      Base Salary. During the Initial Period (as defined below), Executive’s annual base salary (the “Base Salary”) will be Three Hundred Thousand Dollars ($300,000) per annum, less payroll deductions and all required withholdings, payable in accordance with the Company’s normal payroll practices. The Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”) shall review Executive’s Base Salary periodically and recommend such increases in salary as customary for a company of the size, profitability, and status of the Company.

(b)       Bonus. Executive shall be eligible to participate in the Short Term Incentive Plan (“STIP”). The target bonus for Executive pursuant to the STIP is One Hundred Thousand Dollars ($100,000); provided, however that any payout pursuant to the STIP will be determined by the Company and its Board or the Compensation Committee, in its discretion, after considering the Executive’s individual performance and the overall performance of the Company’s business. Any bonus under the STIP will be payable in accordance with the terms of such plan as in effect from time to time. All bonus payments under the STIP are subject to standard payroll deductions in accordance with federal and local tax laws.

(c)        Equity Awards. Pursuant to the authorization of the Compensation Committee, and subject to the terms, conditions, and provisions contained in this Agreement, the Company hereby grants to Participant a Restricted Stock Unit (“RSU”) Award of Eighty Thousand (80,000) shares of Common Stock of the Company and Performance Stock Unit (“PSU”) Award of Fifty Thousand (50,000) shares of Common Stock of the Company as set forth in the applicable (a) RSU Award Agreement, and (b) PSU Award Agreement (each, an “Award Agreement”). The date of grant of the RSU Award and PSU Award shall, for all purposes, be set forth in the Award Agreements. As further described in RSU Award Agreement, the RSU Award shall vest in equal annual installments over a four (4) year period which shall commence on the Effective Date (i.e., twenty five percent (25%) per year). As further described in the PSU Award Agreement, the PSU Award shall vest pursuant to the achievement of one (1) or more performance targets, which will be set by the Compensation Committee in the fourth (4th) quarter of 2021 or first (1st) quarter of 2022.

This Agreement and the issuance of the RSU Award and PSU Award is made by the Company in reliance upon the express representations and warranties of Executive, which by acceptance hereof, Executive confirms that:

(i)        the RSU Award, PSU Award, and the shares of Common Stock of the Company issuable to Executive upon the vesting event or achievement of the performance targets, as the case may be, (collectively, the “Securities”) are being acquired by Executive for his own account, for investment purposes, and not with a view to, or for sale in connection with, any distribution of the Securities. It is understood that the Securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) by reason of exemption from the registration provisions of the Securities Act and state securities laws which depend, among other things, upon the bona fide nature of his representations as expressed herein;

(ii)        the Securities must be held by Executive indefinitely unless they are subsequently registered under the Securities Act and any applicable state securities laws, or an exemption from such registration is available. The Company is under no obligation to register the Securities or to make available any such exemption;

(iii)        Executive further represents that Executive has had access to certain financial information of the Company and has had the opportunity to ask questions of the Company concerning its business, operations and financial condition;

(iv)        Unless and until the Securities are registered under the Securities Act, all certificates representing the Securities and any certificates subsequently issued in substitution therefore and any certificate for any securities issued pursuant to any stock split, share reclassification, stock dividend or other similar capital event shall bear legends in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED OR OTHERWISE QUALIFIED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) OR UNDER THE APPLICABLE OR SECURITIES LAWS OF ANY STATE. NEITHER THESE SECURITIES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE SECURITIES LAWS OF ANY STATE, UNLESS PURSUANT TO EXEMPTIONS THEREFROM.

(v)        Unless the issuance of the Securities is exempt under Securities Act Rule 701, Executive is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act by reason of one or more of the following:

(A)            Investor is a director or executive officer of the Company.

(B)          Investor has an individual net worth, or joint net worth with spouse, at the time of purchase exceeding $1,000,000. “Net worth” means the excess of total assets at fair market value, including automobiles and other personal property, but excluding the primary residence (and including property owned by a spouse other than the primary residence), over total liabilities. Indebtedness secured by Investor’s primary residence should not count as a “liability,” except (i) if such indebtedness exceeds the indebtedness 60 days ago (other than as a result of the acquisition of the primary residence), then the amount of such excess is included in total liabilities or (ii) to the extent the fair market value of the residence is less than the amount of such indebtedness, then the amount of such deficiency is included in total liabilities.

(C)          Investor had individual income (excluding spouse) in excess of $200,000 in both 2020 and 2019 and has a reasonable expectation of reaching the same income level in 2021, or Investor and spouse had joint income in excess of $300,000 in both 2020 and 2019 and have a reasonable expectation of reaching the same income level in 2021.

(d)         Change in Control Acceleration. Upon the consummation of a Change in Control of the Company, subject to either (i) Executive’s continued employment with the Company until immediately prior to such Change in Control, or (ii) Executive’s termination of employment by the Company without Cause or by Executive for Good Reason within three (3) months prior to such Change in Control, the RSU Award held by Executive (including, without limitation, the Options) shall automatically become vested and any forfeiture restrictions or rights of repurchase thereon shall lapse, in each case, with respect to one hundred percent (100%) of the then unvested shares subject to such outstanding RSU Award effective as of immediately prior to such Change in Control.

(e)            Benefits. Executive may participate in such employee benefit plan, health and welfare plan, and executive benefit plan or program as the Company may, from time to time, offer to its executives, subject to the terms and conditions of such plans or programs. Notwithstanding the foregoing, nothing herein is intended, or shall be construed, to require the Company to institute or continue any, or any particular, plan, program, or benefit.

(f)           Vacation. Executive shall be entitled to vacation, sick leave, holidays and other paid time-off benefits provided by the Company, from time to time, which are applicable to the Company’s executive officers in accordance with Company policy. The opportunity to take paid time off is contingent upon Executive’s workload and ability to manage Executive’s schedule.

(g)          Business Expenses. The Company shall reimburse Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time. In addition to the reimbursement expenses listed above, the company agrees to provide a company owned laptop for business related activity.

3.           Termination

(a)           Termination without Cause or Good Reason. Either party may terminate the present employment relationship by giving thirty (30) days’ written notice.

(b)          Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

4.           Obligations upon Termination of Employment

(a)          Executive’s Obligations. Executive hereby acknowledges and agrees that all Personal Property (as defined below) and equipment furnished to, or prepared by, Executive in the course of, or incident to, Executive’s employment, belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment (and will not be kept in Executive’s possession or delivered to anyone else). For purposes of this Agreement, the term “Personal Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), keys, building card keys, company credit cards, telephone calling cards, computer hardware and software, laptop computers, docking stations, cellular and portable telephone equipment, personal digital assistant (PDA) devices and all other proprietary information relating to the business of the Company or its subsidiaries or affiliates. Following termination, Executive shall not retain any written or other tangible material containing any proprietary information of the Company or its subsidiaries or affiliates. In addition, Executive shall continue to be subject to the Confidential Information Agreement (as defined below). The representations and warranties contained herein and Executive’s obligations under this Section 4(a) and the Assignment of Inventions and shall survive the termination of Executive’s employment and the termination of this Agreement.

(b)         Payments of Accrued Obligations upon Termination of Employment. Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate or legal representative, as applicable) shall be entitled to receive, within ten (10) days after the date Executive terminates employment with the Company (or such earlier date as may be required by applicable law): (i) any portion of Executive’s Base Salary earned through Executive’s termination date not theretofore paid; (ii) any expenses owed to Executive under Section 2(f) above; (iii) any accrued, but unused vacation pay owed to Executive pursuant to Section 2(e) above; (iv) any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 2(d) above, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs, or arrangements.

(c)         Benefits upon Covered Termination. If Executive experiences a Covered Termination, and if Executive executes a general release of all claims against the Company and its affiliates in substantially the form provided by the Company in its sole discretion (the “Release of Claims”) that becomes effective and irrevocable within sixty (60) days, or such shorter period of time specified by the Company, following such Covered Termination, then, in addition to any accrued obligations payable under Section 4(b) above, the Company shall provide Executive with the following:

(i)          Continued Healthcare. The Company shall notify Executive of any right to continue group health plan coverage sponsored by the Company or an affiliate of the Company immediately prior to Executive’s date of termination pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). If Executive elects to receive such continued healthcare coverage, the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents, less the amount of Executive’s monthly premium contributions for such coverage prior to termination, for the period commencing on the date of Executive’s Covered Termination through the earlier of (i) the last day of Severance Period (defined below) following the date of the Covered Termination; and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Executive agrees to notify the Company immediately if Executive becomes covered by a group health plan of a subsequent employer. After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA.

(ii)          Additional Vesting. The vesting shall be accelerated effective as of immediately prior to such termination date with respect to that number of shares subject to Executive’s then outstanding equity awards that would have become vested during the three (3) month period (measured from the date Executive incurs a termination of employment) as if Executive had remained employed through such date.

(iii)         Lump Sum Severance Payment. An amount equal to six (6) months of the Base Salary (that is in effect at the time of termination of employment) (herein, the “Severance Period”).

(iv)          Bonus. Payment of any Annual Bonus earned in the fiscal year prior to the fiscal year in which the Covered Termination occurs, but that has not yet been paid. In addition, the Annual Bonus that is earned in the year of the Covered Termination will be paid, pro-rated for the portion of the year that Executive is employed by the Company.

(d)          No Other Severance. The provisions of this Section 4 shall supersede in their entirety any severance payment or other arrangement provided by the Company, including, without limitation, any severance plan, policy, or program of the Company.

(e)        No Requirement to Mitigate; Survival. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner. Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment shall not impair the rights or obligations of any party.

(f)          Certain Reductions. The Company shall reduce Executive’s severance benefits under this Agreement, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to Executive by the Company in connection with Executive’s termination, including but not limited to payments or benefits pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act, or (ii) any Company policy or practice providing for Executive to remain on the payroll without being in active service for a limited period of time after being given notice of the termination of Executive’s employment. The benefits provided under this Agreement are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of Executive’s termination of employment. Such reductions shall be applied on a retroactive basis, with severance benefits previously paid being recharacterized as payments pursuant to the Company’s statutory obligation.

5.           Limitation on Payments

(a)          Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to Executive, which of the following alternative forms of payment would maximize Executive’s after-tax proceeds: (A) payment in full of the entire amount of the Payment (a “Full Payment”), or (B) payment of only a part of the Payment so that Executive receives that largest Payment possible without being subject to the Excise Tax (a “Reduced Payment”), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax (all computed at the highest marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion the Payment may be subject to the Excise Tax.

(b)          If a Reduced Payment is made pursuant to this Section 5, (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and Executive shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive. In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant.

(c)          All determinations required to be made under this Section 5 shall be made by such adviser as may he selected by the Company; provided, that the adviser’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code. The adviser shall provide its determination, together with detailed supporting calculations and documentation, to Executive and the Company within fifteen (15) business days following the date of termination of Executive’s employment, if applicable, or such other time as requested by Executive (provided, that Executive reasonably believes that any of the Payments may be subject to the Excise Tax) or the Company. All reasonable fees and expenses of the adviser in reaching such a determination shall be borne solely by the Company.

6.           Successors

(a)          Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 6(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)        Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7.         Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of Executive, mailed notices shall be addressed to Executive at Executive’s home address that the Company has on file for Executive. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of the General Counsel of the Company.

8.          Dispute Resolution. To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that any and all controversies, claims and disputes arising out of or relating to this Agreement, including without limitation any alleged violation of its terms, shall be resolved solely and exclusively by final and binding arbitration held in New York County, New York through Judicial Arbitration & Mediation Services (“JAMS”) in conformity with the then-existing JAMS employment arbitration rules and New York law. The arbitrator shall: (a) provide adequate discovery for the resolution of the dispute; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall award the prevailing Party attorneys’ fees and expert fees, if any. Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them under Section 10(a) hereof, and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Section 10(a) of this Agreement, none of the Parties hereto shall raise the defense that there is an adequate remedy at law. Executive and the Company understand that by agreement to arbitrate any claim pursuant to this Section 8, they will not have the right to have any Claim decided by a jury or a court, but shall instead have any claim decided through arbitration. Executive and the Company waive any constitutional or other right to bring claims covered by this Agreement other than in their individual capacities. Except as may be prohibited by applicable law, the foregoing waiver includes the ability to assert claims as a plaintiff or class member in any purported class or representative proceeding.

9.          Section 409A. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Company determines that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor), the Company and Executive shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not increase the cost or liability to the Company. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(a)          Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to Section 4 above unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A (“Separation from Service”) and, except as provided under Section 9(b) below, any such amount shall not be paid, or in the case of installments, commence payment, until the sixtieth (60th) day following Executive’s Separation from Service. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service, but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.

(b)        Specified Employee. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and to the extent Executive will receive a “deferral of compensation” subject to Section 409A of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six (6) month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the first day of the seventh (7th) month following the date of the Executive’s Separation from Service, all payments deferred pursuant to this Section 9(b) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(c)        Expense Reimbursements. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(d)           Installments. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

10.         Miscellaneous Provisions

(a)         Work Eligibility; Confidentiality Agreement. As a condition of Executive’s employment with the Company, Executive will be required to provide evidence of Executive’s identity and eligibility for employment in the United States. It is required that Executive brings the appropriate documentation with Executive at the time of employment. As a further condition of Executive’s employment with the Company, Executive shall enter into and abide by the Company’s Confidential Information and Proprietary Invention Assignment Agreement (the “Confidential Information Agreement”).

(b)         Withholdings and Offsets. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise. If Executive is indebted to the Company at his termination date, the Company reserves the right to offset any severance payments under this Agreement by the amount of such indebtedness.

(c)       Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized director or officer of the Company (other than Executive). No waiver by either Party of any breach of, or of compliance with, any condition or provision of this Agreement by the other Party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d)      Whole Agreement. This Agreement and the Confidential Information Agreement (together with any equity award agreement between the Company and Executive) represent the entire understanding of the Parties hereto with respect to the subject matter hereof and supersede all prior arrangements and understandings regarding same.

(e)         Amendment. This Agreement cannot be amended or modified except by a written agreement signed by Executive and an authorized member of the Company.

(f)          Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York.

(g)      Severability. The finding by a court of competent jurisdiction of the unenforceability, invalidity, or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the intention of the Parties hereto with respect to the invalid or unenforceable term or provision.

(h)          Interpretation; Construction. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged to consult with, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties hereto acknowledge that each Party hereto and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

(i)          Representations; Warranties. Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity and that Executive has not engaged in any act or omission that could be reasonably expected to result in or lead to an event constituting “Cause” for purposes of this Agreement.

(j)          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

11.         Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a)        Cause. “Cause” means any one or more of the following: (i) Executive’s willful failure substantially to perform his duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) Executive’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by Executive of any Confidential Information (as such term is defined in the Confidential Information Agreement), including, but not limited to Material Nonpublic Information, proprietary information, or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of his relationship with the Company or other third party; or (iv) Executive’s willful breach of any of his obligations under any written agreement or covenant with the Company, including, without limitation, this Agreement or the Confidential Information Agreement. With respect to sub-clauses (i) and (iv) above, prior to terminating Executive for Cause (A) the Company shall provide written notice of the events and circumstances giving rise to Cause, (B) the Executive shall have 30 days to cure (the “Cure Period”), and (C) the Executive must have failed to cure within the Cure Period.

(b)          Change in Control. “Change in Control” means: (i) the liquidation, dissolution, or winding up of the Company; (ii) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganizations; provided that the applicable transaction shall not be deemed a Change in Control unless the Company’s stockholders constituted immediately prior to such transaction do not hold more than fifty percent (50%) of the voting power of the surviving or acquiring entity (or its parent) immediately following such transaction (taking into account only voting power resulting from stock held by such stockholders prior to such transaction); (iii) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power outstanding before such transaction is transferred; or (iv) a sale, conveyance, or other disposition of all or substantially all of the assets of the Company (including without limitation a license of all or substantially all of the Company’s intellectual property that is either exclusive or otherwise structured in a manner that constitutes a license of all or substantially all of the assets of the Company); provided that a Change in Control shall not include (A) a merger or consolidation with a wholly-owned subsidiary of the Company, (B) an initial public offering of the Company, (C) a transaction effected exclusively for the purpose of changing the domicile or state of incorporation of the Company, or (D) any transaction or series of related transactions principally for bona fide equity financing purposes in which the Company is the surviving corporation. Notwithstanding the foregoing, a “Change in Control” must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) with respect to any compensation or benefit that is subject to Section 409A of the Code.

(c)         Covered Termination. “Covered Termination” shall mean the termination of Executive’s employment by either (i) the Company other than for Cause; or (ii) Executive for Good Reason.

(d)        Good Reason. “Good Reason” means Executive’s resignation from all positions he then holds with the Company that is effective within one-hundred twenty (120) days after the occurrence, without Executive’s written consent, of any of the following: (i) a material reduction in Executive’s Base Salary (other than in connection with a general reduction of base salaries applicable to all employees in similar positions not to exceed 10%); (ii) a material reduction by the Company in the kind or level of employee benefits to which Executive was entitled immediately prior to such reduction with the result that Executive’s overall benefits package is significantly reduced (other than in connection with a general reduction of benefits applicable to all employees in similar positions); or (iii) the significant reduction of Executive’s duties, authority, or responsibilities (taken as a whole), relative to Executive’s duties, authority or responsibilities as in effect immediately prior to such reduction; provided, that any change made solely as the result of the Company becoming a subsidiary or business unit of a larger company in a Change in Control shall not provide for Executive’s resignation for Good Reason hereunder. Notwithstanding the foregoing, a resignation shall not constitute a resignation for “Good Reason” unless the condition giving rise to such resignation continues more than thirty (30) days following Executive’s written notice of such condition provided to the Company within thirty (30) days of the first occurrence of such condition, and Executive’s resignation is effective not later than thirty (30) days after the expiration of such thirty (30) day cure period.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has executed this Employment Agreement as of the day and year set forth below.

KUBIENT, INC.

By:	/s/ Paul Roberts
Title:	Chief Executive Officer
Date:	11/24/2021

EXECUTIVE:

By:	/s/ Mitchell Berg
Mitchell Berg
Date:	11/24/2021